Exhibit 23.9
CONSENT OF RESOURCE MODELING INCORPORATED
     The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Pan American Silver Corp., which is being filed with the United States Securities and Exchange Commission, of references to and a summary of a 2003 study establishing a new resource model in respect of the Alamo Dorado property (the “Incorporated Information”), included in the Annual Information Form of Pan American Silver Corp. for the year ended December 31, 2006.
     The undersigned does also hereby consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-122152) of Pan American Silver Corp. of the Incorporated Information.
     Dated this 19th day of March, 2007.
RESOURCE MODELING INCORPORATED
                “signed”
Authorized Signatory